UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

THE ACTIVE NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35187	33-0884962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10182 Telesis Court, Suite 100 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 964-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Change in Control Agreement

On July 30, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of The Active Network, Inc. (the “Company”) approved the terms of an amended and restated change in control agreement with Sheryl Roland, EVP, Human Resources and a named executive officer of the Company. The amended and restated change in control agreement provides that if Ms. Roland terminates her employment for “good reason” within twelve months following a “change in control” transaction, or if her employment is terminated without “cause” at any time (as such terms are defined in the change in control agreement), Ms. Roland will be entitled to receive the following benefits following the date of such termination (the “Trigger Date”):

•

base salary earned through the Trigger Date, less standard tax withholding plus all other amounts to which Ms. Roland would be entitled under any of our compensation plans or practices at the time such payments are due;

•

twelve months of (i) severance from the Trigger Date at the executive’s then base salary payable within fifteen days following the Trigger Date and (ii) reimbursement of premiums for continued health care coverage, unless Ms. Roland becomes eligible for coverage by a health insurance plan of a subsequent employer prior to that time;

•

an amount equal to Ms. Roland’s target annual bonus for the fiscal year during which the Trigger Date occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been attained, prorated based on the number of days during such fiscal year Ms. Roland was employed by the Company;

•

with respect to a termination without “cause” other than following a “change in control,” the vesting and/or exercisability of each of Ms. Roland’s outstanding equity awards shall be automatically accelerated on the Trigger Date as to the number of equity awards that would vest over the twelve (12) month period following the Trigger Date had Ms. Roland remained continuously employed by the Company during such period;

•

with respect to a termination following a “change in control,” the vesting and/or exercisability of each of Ms. Roland’s outstanding equity awards shall be automatically accelerated on the Trigger Date; and

•	subject to certain limited exceptions, Ms. Roland’s equity awards shall remain exercisable for a period of one year following the Trigger Date.

The Executive Nonqualified Excess Plan Document

On July 30, 2012, the Compensation Committee authorized the Company to adopt the Executive Nonqualified Excess Plan (the “Plan”). The Plan is a nonqualified deferred compensation plan, pursuant to which certain highly compensated employees, including the Company’s named executive officers (“Participants”), may elect to make deferrals of compensation that are not subject to the various limits imposed by the Internal Revenue Code on qualified retirement plans. Pursuant to the Plan, Participants may elect to defer up to 80% of base salary and up to 100% of performance-based compensation and commissions. The Company may also make discretionary contributions to a Participant’s deferred compensation account, which vest in increments based on the Participant’s number of years of service and become fully vested upon the Participant’s completion of four years of service (or, if earlier, upon the Participant’s death or disability or upon a change in control event as defined in the Plan). A Participant’s deferrals and any discretionary employer contributions are credited to a deferred compensation account pending the occurrence of an applicable “Qualifying Distribution Event.” Qualifying Distribution Events may include (i) separation from service with the Company, (ii) disability, (iii) death, (iv) specified “in-service” dates designated by the Participant in his or her participation agreement, and (v) unforeseeable emergencies.

The Plan is administered by the management of the Company. The Plan is an unfunded, nonqualified deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

This summary is qualified in its entirety by reference to the full text of (i) the Plan’s adoption agreement, the form of which is attached hereto as Exhibit 10.41 and incorporated by reference herein, and (ii) the Plan document, the form of which is attached hereto as Exhibit 10.42 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.41#	Form of The Executive Nonqualified “Excess” Plan Adoption Agreement, by The Active Network, Inc.

10.42#	Form of The Executive Nonqualified Excess Plan Document.

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ACTIVE NETWORK, INC.

Date: August 3, 2012	/s/ Matthew Landa
Matthew Landa
President